                                                                  EXHIBIT 10.20

                             EMPLOYMENT AGREEMENT

          THIS AGREEMENT, made and entered into as of January 26, 2000, by and among JFAX.COM, Inc., a Delaware corporation (the "Company"), and Steven J. Hamerslag ("Employee").

          WHEREAS, the Company is purchasing all or substantially all the issued and outstanding stock of Employee's previous employer, SureTalk.com, Inc. ("SureTalk.com"), of which Employee was Chief Executive Officer and a principal owner, pursuant to the Stock Purchase Agreement, dated as of January 15, 2000 (the "Purchase Agreement"), among the Company, SureTalk.com and the stockholders of SureTalk.com;

          WHEREAS, it is a material term of such Purchase Agreement that Employee shall be employed by the Company and that both parties shall agree to the terms and conditions herein;

          WHEREAS, the Company desires to secure the services of Employee, and Employee is willing to provide such services, each upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

      1.  CERTAIN DEFINITIONS.  For the purposes of this Agreement, the parties
          -------------------
hereby adopt the following definitions:

          "Board" has the meaning set forth in Section 2(a).

          "Cause" means:

                  (1) commission by Employee of any act or omission to perform any act, including, but not limited to, any harassment of any employee of the Company, which results in serious adverse consequences to the Company, subject to the proviso at the end of this definition (but excluding the omission to perform any act attributable to Employee's Total Disability);

                  (2) breach of any of Employee's agreements set forth in this Agreement including, but not limited to, continual material failure to perform his duties with the Company, excessive absenteeism and dishonesty, subject to the proviso at the end of this definition;

                  (3) Employee's indictment for, or written confession of, or commission of, a felony or any crime involving moral turpitude under the laws of the United States or any state;

                  (4)  death of Employee;

                  (5) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

                  (6) the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent;

Provided that any act or omission to act by Employee under clause (i) or (ii) above was done or omitted willfully or through the gross negligence or bad faith of Employee.

          A "Change in Control" shall be deemed to have occurred if, at or before the fourth anniversary of the Closing, any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) together with its affiliates, excluding employee benefit plans of the Company, and excluding Richard S. Ressler and any affiliates of Mr. Ressler, (A) is or becomes, directly or indirectly, the "beneficial owner" (as defined in rule 13d-3 promulgated under the 1934 Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities or (B) acquires, through purchase, merger or otherwise, directly or indirectly, all or substantially all of the Company's assets.

          "Closing" has the meaning set forth in the Purchase Agreement and is occurring on or about the date of this Agreement.

          "Company" means JFAX.COM, Inc., a Delaware corporation.

          "Confidential Information" has the meaning set forth in Section 7(a).

          "Dollars", "$" and "US$" means United States dollars.

          "Employee" means Steven J. Hamerslag.

          "Escrow Agreement" means the Escrow Agreement, dated as of January 26, 2000, among the Company, Employee and City National Bank, as escrow agent (the "Escrow Agent").

          "Good Reason" means that Employee voluntarily terminates his employment hereunder following (x) a change in the reporting relationship between Employee and the Board, committees of the Board or the Company's Chairman of the Board, i.e. if the Company interposes some other person between Employee and the Board, a Board committee or the Chairman or (y) a requirement by the Board that Employee must move from Carlsbad, California in order to carry out his duties under this Agreement.

          "Issued Shares" has the meaning set forth in Section 6(a).

          "Market Price" is equal to $5.9375 per share.
          "Promissory Note" has the meaning set forth in Section 6(b).

          "Proprietary Information" has the meaning set forth in Section 7(b).

          "Purchase Agreement" has the meaning set forth in the recitals above.

          "Repurchase Price" is equal to the Market Price multiplied by 10,000, or $59,375 per share of the Issued Shares.

          "Repurchase Right" has the meaning set forth in Section 6.

          "SureTalk.com" has the meaning set forth in the recitals above.

          "Termination" means, according to the context, the termination of this Agreement or the cessation of rendering employment services by Employee.

          "Total Disability" means Employee shall become disabled to an extent which renders him unable to perform the essential functions of his job, with or without reasonable accommodation, for a cumulative period of twenty-four (24) weeks in any twelve (12) month period.

          "Treasury Rate" means the annualized yield for United States government securities with a maturity of one year, as published in the Wall Street Journal on the business day immediately preceding the Closing and each anniversary of the Closing during the term of this Agreement, and so that such rate shall adjust on each such anniversary commencing in January 2001.

      2.  EMPLOYMENT.
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                  (1)  Commencing on the date of this Agreement, the Company hereby employs Employee and Employee hereby accepts employment by the Company to serve as Chief Executive Officer of the Company. Employee shall perform services of an executive nature consistent with the chief executive office of the Company as may from time to time be reasonably assigned or delegated to him by the board of directors of the Company (the "Board"). Nothing in this Agreement is intended to ensure that Employee will continue as the Chief Executive Officer of the Company, and he understands that he serves in that position at the pleasure of the Board. Nevertheless, so long as Employee serves as the Chief Executive Officer of the Company, the Company agrees that he will be nominated as one of the management nominees for service on the Board, commencing at the first annual meeting of stockholders occurring after the date of this Agreement.

                  (2) Employee will devote his full business time and attention to his duties under this Agreement.

                  (3) Employee shall perform his duties under this Agreement principally in or around Los Angeles, California. However, it is understood that Employee will continue to reside in or around Carlsbad, California. He will spend some of his working days in or around San Diego, California but will spend approximately 80% of his working days in or around Los Angeles, California. He will be responsible for his own travel arrangements in commuting to and from his home and the Company's offices, but he will be reimbursed by the Company at the rate of $100 per each round trip between his home and Los Angeles, plus reasonable hotel room reimbursement in Los Angeles. The Company understands that Employee may use his personal aircraft for commuting between his home and Los Angeles and for business travel. If Employee uses his personal aircraft for business travel he will be reimbursed by the Company at the coach fare rate. In addition, it is contemplated Employee will frequently travel to carry out his duties under this Agreement, and in these instances, other than as set forth in the immediately preceding sentence, air travel and other travel arrangements will comply with current Company policies respecting class of travel, etc.

                  (4) The Company will provide to Employee, his spouse and children medical benefits which are provided to other similarly situated employees of the Company.

                  (5)  Employee shall have two (2) weeks paid vacation and one
(1) week of unpaid vacation during each year of this Agreement taken at such times as are mutually convenient to Employee and the Company. For purposes of vacation accrual, Employee will be given credit for service commencing from July 1, 1999.

      3.  TERM OF EMPLOYMENT.
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                  (1)  This Agreement and Employee's employment hereunder shall commence on the date of this Agreement, and continue until the fourth anniversary of such date, and shall thereafter be renewed annually at each anniversary date (commencing with the anniversary falling in 2004) for an additional one year period so that the term hereof at each renewal date shall be a one year period, unless a party to this Agreement gives notice at least ninety
(90) days prior to such renewal date that this Agreement shall not be renewed, in which case this Agreement shall terminate on the applicable anniversary date.

                  (2) Notwithstanding Paragraph (a) above, this Agreement may be sooner terminated by the Company with or without Cause, by Employee with or without Good Reason, or by the Company in the event of the Total Disability of Employee.

                  (3)  On termination of this Agreement pursuant to Paragraph
(a) or (b) above, all benefits and compensation shall cease as of the date of such Termination, but nothing in this provision is intended to alter the specific provisions contained in Section 6 relating to either a Termination by the Company without Cause, or a Termination by Employee for Good Reason. Also, nothing in this provision is intended to alter or limit the Company's obligations under COBRA.

      4.  BUSINESS EXPENSE REIMBURSEMENT.  Employee will be entitled to
          ------------------------------
reimbursement by the Company for the reasonable business expenses paid by him on behalf of the Company in the course of his employment hereunder on presentation to the Company of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient to establish:

                  (1)  the amount, date, and place of each such expense;

                  (2) the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

                  (3) the names, occupations, addresses, and other information sufficient to establish the business relationship to the Company of any person who was entertained by Employee.

          Employee will also be entitled to reimbursement by the Company for up to $50,000.00 per year of discretionary expenses incurred by Employee. These expenses are not subject to the foregoing requirements, but Employee will provide appropriate documentation, and understands that the Company will treat this amount as additional compensation to the extent Employee does not establish the deductiblity of these expenses for tax purposes.

      5.  COMPENSATION AND BENEFITS.  The Company agrees to pay Employee, and
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Employee agrees to accept from the Company, during the first year after the date hereof, for the services to be rendered by him hereunder a salary at the rate of US$200,000 per annum payable in arrears in installments that are paid at least monthly. Employee shall receive annual salary reviews by the Board to consider increases for merit, cost of living, and the like.

          If the Company has instituted or institutes a retirement, bonus or other benefit plan which applies generally to U.S. executives of the Company, Employee shall be entitled to participate therein, on terms determined by the Board to be comparable to other U.S. executives of the Company, but not to the extent such benefits would be duplicative of the benefits herein. The Company will provide annual reviews by the Board of Employee's performance for consideration of his participation in the Company's cash bonus plan. Since Employee will have a significant ownership of shares of the common stock of the Company, this participation shall not include stock option plans, or similar plans, unless the Board determines otherwise. The Company agrees that if other directors or senior officers are granted indemnification agreements, in addition to the indemnification provisions in the Company's by-laws, Employee shall be entitled to a similar indemnification agreement. The Company agrees to maintain director's and officer's insurance, for the benefit of directors and officers, including Employee, as per similarly situated companies.

      6.  ISSUANCE OF STOCK.
          -----------------

                  (a)  Stock Issuance.  The Company shall issue Employee 120
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partly paid shares of Series B convertible preferred stock of the Company
("Issued Shares") upon execution of this Agreement and Employee shall make payment in cash to the Company equal to $1.00 per share (i.e., a total of $120). The Issued Shares shall be delivered into escrow under the Escrow Agreement, and are subject to repurchase by the Company pursuant to Subsection (c) of this
Section 6. Each Issued Share will be convertible at the option of the holder into 10,000 shares of common stock of the Company (i.e., 1,200,000 shares in the aggregate) but only after each such Issued Share is delivered out of escrow to Employee, which will require at least proportionate payment of the Promissory Note and expiration of the Repurchase Right of the Company with respect to the Issued Shares to be delivered out of escrow, as more fully provided in the Promissory Note and the Escrow Agreement. The Issued Shares will be entitled to preferential dividends on a participating "as converted" basis with the common stock, subject to Section 156 of the Delaware General Corporation Law ("DGCL"), to a liquidation preference of $1.00 per share or (if greater) an amount calculated on an "as converted" basis with the common stock but not in excess of the amount per share actually paid to the Company for the Issued Shares including payments of principal of the Promissory Note, and to no voting or other rights except as provided in the DGCL.

                  (b)  Promissory Note.  In further consideration for the
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Issued Shares, Employee shall concurrently issue a promissory note ("Promissory
Note") to the Company in an amount equal to 1,200,000 multiplied by the Market Price less the cash payment by Employee under Section 6(a). The Promissory Note shall be non-recourse but secured by a pledge of the Issued Shares as collateral. The Promissory Note shall accrue interest at the Treasury Rate, with interest payable annually in arrears, and will mature five (5) years following issuance.

                  (c)  Stock Repurchase.  In consideration for the employment
                       ----------------
relationship, Employee hereby grants the Company the right to repurchase ("Repurchase Right") all or a portion of the Issued Shares, at a price equal to the Repurchase Price, provided that in lieu of making such payment in cash the Company shall be entitled to set off against amounts owing to the Company under the Promissory Note, with a corresponding reduction in the Promissory Note, according to the following terms:

                       (i) The Company may, following any Termination occurring before the fourth anniversary of the Closing (except as otherwise provided in clause (ii) below), whatever the reason for such Termination, elect to repurchase up to the following number of Issued
          Shares:

                            A. 120 Issued Shares, if the Termination occurs before the first anniversary of the Closing, provided that such Repurchase Right shall be limited to 90 Issued Shares if such Termination is by the Company without Cause or if such Termination is by Employee for Good Reason.

                            B. 90 Issued Shares, if the Termination occurs on or after the first anniversary of the Closing but before the second anniversary of the Closing, provided that such Repurchase Right shall be limited to 60 Issued Shares if such Termination is by the Company without Cause or if such Termination is by Employee for Good Reason.

                            C. 60 Issued Shares, if the Termination occurs on or after the second anniversary of the Closing but before the third anniversary of the Closing, provided that such Repurchase Right shall be limited to 30 Issued Shares if such Termination is by the Company without Cause or if such Termination is by Employee for Good Reason.

                            D. 30 Issued Shares, if the Termination occurs on or after the third anniversary of the Closing but before the fourth anniversary of the Closing, provided that such Repurchase Right shall be limited to zero Issued Shares if such Termination is by the Company without Cause or if such Termination is by Employee for Good Reason.

                            E. Zero Issued Shares, if the Termination occurs on or after the fourth anniversary of the Closing.

                       (ii) Notwithstanding the foregoing, immediately prior to a Change in Control of the Company, the Repurchase Right of the Company shall terminate, with respect to any Termination occurring thereafter.

                       (iii) The Company shall be entitled to exercise the Repurchase Right at a price per share of the Issued Shares being repurchased equal to the Repurchase Price.

                  (d) Anti-dilution.  In order to accomplish an appropriate
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anti-dilution protection for all parties, it is agreed that any distribution of
Issued Shares out of escrow under the Escrow Agreement will include the Other Escrow Property (as defined in the Escrow Agreement) that derives from such Issued Shares. In the case of any stock split, or stock combination, or dividend payable on the Company's common stock in the form of shares of the Company's common stock, appropriate adjustments to the conversion ratio of the Issued Shares and to the Repurchase Right of the Company will be made.

                  (e) Exercise of Repurchase Right.  Subject to the foregoing
                      -----------------------------
conditions, the Company may exercise the Repurchase Right by delivering notice thereof to Employee of its election to do so, and setting forth the portion of the Issued Shares to be repurchased, the price at which they will be repurchased, and the anticipated date (which shall not be less than 15 days from the date of such notice) on which the Repurchase Right will be executed. In that connection, the Company shall comply with the applicable provisions of the Escrow Agreement, including delivering the required Certified Notice (as defined in the Escrow Agreement) to the Escrow Agent. Employee hereby consents to the foregoing.

                  (f) Investment Representation, Etc.  Employee understands and
                      -------------------------------
agrees that the Issued Shares shall not be transferrable (except by will or intestacy or transfer into trust for the sole benefit of Employee or his spouse or issue), and that the common stock issuable upon conversion of the Issued Shares will be restricted as to transfer by the Company so as to ensure compliance with applicable securities laws, provided that such common stock shall have the benefit of the Registration Rights Agreement referred to in the Purchase Agreement. Employee hereby makes to the Company the same representations and warranties with respect to the Issued Shares and such common stock as are contained in Section 2.19 of the Purchase Agreement with respect to the Purchaser Stock (as defined in the Purchase Agreement).

      7.  CONFIDENTIALITY, ETC.
          ---------------------

                  (1) Employee understands and agrees that he has been exposed to (or had access to), and may be further exposed to (or have access to), confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of the Company or SureTalk.com, including, without limitation, customer or supplier requirements, notes, drawings, writings, designs, plans, specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively "Confidential Information"). Accordingly, except as permitted or required in the performance of his duties for the Company, Employee agrees not to disclose, divulge, make public, utilize, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information of or relating to the Company or SureTalk.com unless specifically authorized in writing by the Company to do so.

                  (2) Employee shall promptly communicate and disclose to the Company all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data ("Proprietary Information") obtained, developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by Employee or coming into his possession during the employment period concerning any Proprietary Information used or developed by the Company, SureTalk.com or Employee shall be the sole exclusive property of the Company. Employee shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

                  (3) Upon Termination of employment, Employee shall not take with him any of the Confidential Information or Proprietary Information. Upon such Termination, or at any time upon the request of the Company, Employee shall promptly deliver all Confidential Information and Proprietary Information, and all copies thereof, to the Company with no cost or charge to it. Upon request by the Company, Employee shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the Confidential Information and Proprietary Information by the Company, or the transfer and assignment of the Confidential Information and Proprietary Information to it without cost or charge.

                  (4) Employee acknowledges that if he should violate any provision of this Section 7, the Company will have no adequate remedy at law. In such event, the Company shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

                  (5) The provisions of this Section 7 shall survive any Termination of this Agreement. The provisions of this Section 7 are not limited as to duration or geographic scope.

                  (6)  NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS
SECTION 7, EMPLOYEE IS HEREBY NOTIFIED BY THE COMPANY THAT SUCH PROVISIONS DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE. BY HIS SIGNATURE BELOW, EMPLOYEE HEREBY ACKNOWLEDGES RECEIPT OF SUCH NOTIFICATION.

      8.  BENEFIT AND BINDING EFFECT.  This Agreement shall inure to the
          ---------------------------
benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets, shares or business of the Company or any corporation with or into which it may be consolidated or merged. The rights and obligations of Employee hereunder may not be delegated or assigned.

      9.  COUNTERPARTS.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original but all of which shall constitute one and the same instrument.

     10.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
          -------------
ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

     11.  ENTIRE AGREEMENT.  This Agreement (including the other agreements
          -----------------
referred to herein) sets forth and is an integration of all of the promises, agreements, conditions and understandings among the parties hereto with respect to all matters contained or referred to herein, and all prior promises, agreements, conditions, understandings, warranties or representations, oral, written, express or implied, are hereby superseded and merged herein.

     12.  VALIDITY OF PROVISIONS.  Should any provision(s) of this Agreement
          -----------------------
be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

     13.  MODIFICATIONS OR DISCHARGE.  This Agreement shall not be deemed
          ---------------------------
waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by the party or parties to be charged therewith.

     14.  NOTICES.  Any notice which any party may wish to give to the other
          --------
party hereunder shall be deemed to have been given when delivered to the party to whom it is addressed. Notices hereunder may be sent by courier, mail, telefax or telegram, to the following addresses, or to such other addresses as the parties may from time to time furnish to each other by like notice:

          To:  JFAX.COM, Inc.
               10960 Wilshire Boulevard, Ste. 500
               Los Angeles, California  90024
               Attention:  Richard Ressler and Nicholas V. Morosoff
               Telefax:      (310) 966-1651

          To:  Employee:
               Steven J. Hamerslag
               P.O. Box 730
               17501 Via de Fortuna
               Rancho Santa Fe, California 92067
               Telefax:  (760) 688-1002

     15.  NUMBER; GENDER.  In this Agreement, the masculine shall include the
          ---------------
feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.

     16.  EMPLOYMENT REGULATIONS.  Applicable employment regulations require
          -----------------------
that Employee complete a Form W-4 and Form I-9 upon employment providing verification of his legal right to work in the United States, which Employee agrees to complete.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                JFAX.COM, INC.


                                By: /s/ Richard S. Ressler
                                    -------------------------
                                    Name:  Richard S. Ressler
                                    Title: Chairman



                                STEVEN J. HAMERSLAG


                                /s/ Steven J. Hamerslag
                                -----------------------